Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Myovant Sciences Ltd. for the registration of Common Shares, Preference shares, Debt Securities, and Warrants and to the incorporation by reference therein of our report dated June 14, 2017, with respect to the consolidated financial statements of Myovant Sciences Ltd. included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 13, 2017